Exhibit 99.1

MARKETAXESS REPORTS FOURTH QUARTER 2016 REVENUES OF $94.4 MILLION,

PRE-TAX INCOME OF $50.3 MILLION AND DILUTED EPS OF $0.88

Company Announces 27% Increase in Regular Quarterly Dividend to $0.33 per Share, up from $0.26

Fourth Quarter Financial Highlights*

•	Revenues of $94.4 million, up 23.2%

•	Pre-tax income of $50.3 million, up 36.1%

•	Diluted EPS of $0.88, up 35.4% from $0.65

•	Total trading volume of $338.3 billion, up 35.1%

•	Record estimated U.S. high-grade market share of 17.2%, up from 15.1%

*All comparisons versus fourth quarter 2015.

Full Year 2016 Financial Highlights**

•	Record revenues of $369.9 million, up 22.0%

•	Record commission revenue of $332.3 million, up 24.8%

•	Expenses of $178.3 million, up 14.9%

•	Record pre-tax income of $191.6 million, up 29.5%

•	Record diluted EPS of $3.34, up 31.0% from $2.55

•	Record total trading volume of $1.3 trillion, up 33.7%

•	Record estimated U.S. high-grade market share of 16.0%, up from 14.6%

**All comparisons versus full year 2015.

NEW YORK, January 25, 2017 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for the global fixed-income markets, today announced results for the fourth quarter and full year ended December 31, 2016.

“Our fourth quarter and full year 2016 results show accelerating revenue and earnings growth, driven by broad based market share gains in all of our core credit products. Clients have responded favorably to the expansion of liquidity solutions, trading protocols and data available on the MarketAxess trading system,” said Richard M. McVey, Chairman and CEO of MarketAxess. “The growth in our network is delivering more trading opportunities and lower transaction costs for credit market participants.”

Fourth Quarter Results

Total revenues for the fourth quarter of 2016 increased 23.2% to $94.4 million, compared to $76.6 million for the fourth quarter of 2015. Pre-tax income was $50.3 million, compared to $37.0 million for the fourth quarter of 2015, an increase of 36.1%. Pre-tax margin was a record 53.3%, compared to 48.3% for the fourth quarter of 2015. Net income totaled $33.2 million, or $0.88 per share on a diluted basis, compared to $24.5 million, or $0.65 per share, for the fourth quarter of 2015.

Commission revenue for the fourth quarter of 2016 increased 26.5% to $85.5 million, compared to $67.6 million for the fourth quarter of 2015. The growth in commission revenue was principally due to growth in variable transaction fees, which increased 36.4% to $70.0 million on total trading volume of $338.3 billion for the fourth quarter of 2016, compared to variable transaction fees of $51.3 million on total trading volume of $250.4 billion for the fourth quarter of 2015. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume increased to an estimated 17.2% for the fourth quarter of 2016, compared to an estimated 15.1% on an adjusted basis for the fourth quarter of 2015. See Non-GAAP Financial Measures and Other Items below.

All other revenue, which consists of information and post-trade services, technology products and services, investment income and other revenue, decreased to $8.9 million, compared to $9.0 million for the fourth quarter of 2015. The slight decrease in all other revenue was principally due to the unfavorable impact of $2.7 million caused by the stronger U.S. dollar offset by higher data revenue.

Total expenses for the fourth quarter of 2016 increased 11.2% to $44.1 million, compared to $39.7 million for the fourth quarter of 2015. The increase in total expenses was principally due to higher employee compensation and benefits costs of $1.4 million, marketing and advertising costs of $1.3 million and professional and consulting costs of $1.2 million.

The effective tax rate for the fourth quarter of 2016 was 34.1%, compared to 33.8% for the fourth quarter of 2015.

Employee headcount was 383 as of December 31, 2016, compared to 342 as of December 31, 2015.

Full Year 2016 Results

Total revenues for the year ended December 31, 2016 increased 22.0% to a record $369.9 million, compared to $303.1 million for 2015. Pre-tax income was a record $191.6 million, compared to $147.9 million for 2015, an increase of 29.5%. Pre-tax margin was a record 51.8%, compared to 48.8% for 2015. Net income totaled $126.2 million, or $3.34 per share on a diluted basis, compared to $96.0 million, or $2.55 per share, for 2015.

Commission revenue for the year ended December 31, 2016 increased 24.8% to a record $332.3 million, compared to $266.2 million for 2015. The growth in commission revenue was principally due to growth in variable transaction fees, which increased 33.2% to $268.1 million on total trading volume of $1.3 trillion, compared to variable transaction fees of $201.3 million on total trading volume of $978.5 billion for 2015. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume increased to an estimated 16.0%, compared to an estimated 14.6% on an adjusted basis for 2015. See Non-GAAP Financial Measures and Other Items below.

All other revenue increased 2.0% to $37.6 million in 2016, compared to $36.9 million for 2015. The increase in all other revenue was principally due to higher data revenue offset by the unfavorable impact of the stronger U.S. dollar totaling $5.9 million.

Total expenses for the year ended December 31, 2016 increased 14.9% to $178.3 million, compared to $155.2 million for 2015. The increase in total expenses was principally due to higher employee compensation and benefits costs of $12.9 million resulting from an increase in employee headcount and higher incentive and stock-based compensation costs, professional and consulting fees of $4.1 million, marketing and advertising costs of $2.8 million and clearing costs of $2.8 million.

The effective tax rate for 2016 was 34.1%, compared to 35.1% for 2015. The lower effective tax rate was principally due to a higher percentage of income attributable to lower tax jurisdictions and a reduction in statutory foreign and state tax rates.

Dividend

The Company’s board of directors declared a 27% increase in the quarterly cash dividend to $0.33 per share of common stock outstanding, to be paid on February 23, 2017 to stockholders of record as of the close of business on February 9, 2017.

Share Repurchase Program

A total of 62,800 shares were repurchased in the fourth quarter of 2016 at a cost of $10.1 million under the Company’s $75.0 million share repurchase program. As of December 31, 2016, approximately $51.1 million was available for future repurchases under the program.

Balance Sheet Data

As of December 31, 2016, total assets were $528.0 million and included $362.6 million in cash, cash equivalents and investments. Total stockholders’ equity as of December 31, 2016 was $468.0 million.

Guidance for 2017

The Company expects total expenses for 2017 to be in the range of $192.0 million to $208.0 million and its capital expenditures for 2017 to be in the range of $25.0 million to $30.0 million. The Company also anticipates that the overall effective tax rate for 2017 will be between 32% and 34%.

Non-GAAP Financial Measures and Other Items

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP measures of financial performance, including earnings before interest, taxes, depreciation and amortization (“EBITDA”) and free cash flow. The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, are important in understanding the Company’s operating results. See the attached schedule for a reconciliation of GAAP net income to EBITDA and GAAP cash flow from operating activities to free cash flow.

For purposes of calculating U.S. high-grade estimated market share, FINRA TRACE volumes have been adjusted to eliminate the increased reporting of affiliate back-to-back trades to FINRA from April 2014 through October 2015. Based on information provided by FINRA, the Company believes that adjusted FINRA TRACE volumes provide a more accurate comparison to prior period reporting. The Company has provided a reconciliation of U.S. high-grade TRACE volumes to the adjusted U.S. high-grade TRACE volumes on the “Investor Relations-Volume” section of its website.

Webcast and Conference Call Information

Richard M. McVey, chairman and chief executive officer, and Antonio L. DeLise, chief financial officer, will host a conference call to discuss the Company’s financial results and outlook on Wednesday, January 25, 2017, at 10:00 a.m. Eastern time. To access the conference call, please dial 855-425-4206 (U.S.) or 484-756-4249 (international). The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://investor.marketaxess.com. A replay of the call will be made available by dialing 855-859-2056 (U.S.) or 404-537-3406 (international) for one week after the announcement. The Webcast will also be archived on http://investor.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess operates a leading electronic trading platform that enables fixed-income market participants to efficiently trade corporate bonds and other types of fixed-income instruments using MarketAxess’ patented trading technology. Over 1,100 institutional investor and broker-dealer firms are active users of the MarketAxess trading platform, accessing global liquidity in U.S. high-grade corporate bonds, emerging markets and high-yield bonds, European bonds, U.S. agency bonds, municipal bonds, credit default swaps and other fixed-income securities. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients. Through its Trax® division, MarketAxess also offers a range of pre- and post-trade services, including trade matching, regulatory transaction reporting and market and reference data, across a range of fixed-income products. Trax is the trading name of Xtrakter Ltd., a MarketAxess group company.

MarketAxess maintains its headquarters in New York and has offices in London, Boston, Chicago, Los Angeles, Miami, Salt Lake City, San Francisco, São Paulo, Hong Kong and Singapore. For more information, please visit www.marketaxess.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: the volatility of financial services markets generally; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; the rapidly evolving nature of the electronic financial services industry; our ability to introduce new fee plans and our clients’ response; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our ability to develop new products and offerings and the market’s acceptance of those products; the effect of rapid market or technological changes on us and the users of our technology; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; our vulnerability to cyber security risks; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our ability to comply with new laws, rules and regulations both domestically and internationally; our ability to maintain effective compliance and risk management methods; the strain of growth initiatives on management and other resources; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

Media and Investor Relations Contacts:

Tony DeLise MarketAxess Holdings Inc. +1-212-813-6017 Mary Sedarat MarketAxess Holdings Inc. +1-212-813-6226	William McBride RF|Binder +1-917-239-6726

MarketAxess Holdings Inc.

Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	(In thousands, except per share data)
	(unaudited)
Revenues
Commissions	$85,519	$67,613	$332,307	$266,221
Information and post-trade services	7,538	7,678	31,225	30,660
Investment income	668	284	2,137	905
Other	711	1,069	4,250	5,312

Total revenues	94,436	76,644	369,919	303,098

Expenses
Employee compensation and benefits	22,529	21,087	96,785	83,856
Depreciation and amortization	4,292	4,685	17,838	18,542
Technology and communications	4,449	3,720	17,275	15,916
Professional and consulting fees	4,726	3,540	17,175	13,043
Occupancy	1,075	1,215	4,681	4,685
Marketing and advertising	3,192	1,888	8,934	6,148
General and administrative[1]	3,846	3,523	15,629	13,008

Total expenses	44,109	39,658	178,317	155,198

Income before taxes	50,327	36,986	191,602	147,900
Provision for income taxes	17,162	12,495	65,430	51,863

Net income	$33,165	$24,491	$126,172	$96,037

Per Share Data:
Net income per common share
Basic	$0.90	$0.67	$3.42	$2.62
Diluted	$0.88	$0.65	$3.34	$2.55
Cash dividends declared per common share	$0.26	$0.20	$1.04	$0.80

Weighted-average common shares:
Basic	36,837	36,673	36,844	36,690
Diluted	37,742	37,638	37,738	37,637

[1]	Includes clearing costs of $1.3 million and $1.1 million for the three months ended December 31, 2016 and 2015, respectively, and $6.1 million and $3.3 million for the twelve months ended December 31, 2016 and 2015, respectively.

MarketAxess Holdings Inc.

Commission Revenue Details

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	Total Commissions Revenues
	(In millions)
	(unaudited)
Transaction Fees
U.S. High-Grade	$34,191	$24,686	$135,295	$101,348
Other Credit [1]	35,048	26,002	129,976	97,323
Liquid Products [2]	699	606	2,795	2,595

Total Transaction Fees	69,938	51,294	268,066	201,266

Distribution Fees
U.S. High-Grade	15,107	14,665	58,705	58,075
Other Credit[1]	346	1,439	4,783	5,839
Liquid Products[3]	128	215	753	1,041

Total Distribution Fees	15,581	16,319	64,241	64,955

Total Commissions	$85,519	$67,613	$332,307	$266,221

	Average Variable Transaction Fee Per Million
	(unaudited)
U.S. high-grade - fixed-rate	$189	$180	$191	$182
U.S. high-grade - floating-rate	49	33	39	42
Total U.S. high-grade	185	172	185	175
Other credit	258	285	256	290
Liquid products	40	38	39	40
Total	207	205	205	206

[1]	Other Credit includes high-yield, emerging markets, Eurobonds and structured products bonds.

[2]	Liquid Products includes U.S. agencies and European government bonds.

[3]	Includes CDS SEF-related revenue.

MarketAxess Holdings Inc.

Consolidated Condensed Balance Sheet Data

	As of
	December 31, 2016	December 31, 2015
	(In thousands)
	(unaudited)
Assets
Cash and cash equivalents	$168,243	$199,728
Investments, at fair value	194,404	84,706
Accounts receivable, net	50,668	40,459
All other assets	114,727	114,148

Total assets	$528,042	$439,041

Liabilities and Stockholders’ Equity
Total liabilities	60,029	48,328
Total stockholders’ equity	468,013	390,713

Total liabilities and stockholders’ equity	$528,042	$439,041

MarketAxess Holdings Inc.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015

	Earnings Before Interest, Taxes, Depreciation and Amortization
	(In thousands)
	(unaudited)
Net income	$33,165	$24,491	$126,172	$96,037
Add back:
Interest expense	—	—	—	—
Provision for income taxes	17,162	12,495	65,430	51,863
Depreciation and amortization	4,292	4,685	17,838	18,542

Earnings before interest, taxes, depreciation and amortization	$54,619	$41,671	$209,440	$166,442

	Free Cash Flow
	(In thousands)
	(unaudited)
Cash Flow From Operating Activities	$56,315	$43,858	$80,289	$120,196
Add back:
Net purchases of corporate debt trading investments	(340)	—	74,195	—
Less:
Purchases of furniture, equipment and leasehold improvements	(1,631)	(1,065)	(6,385)	(4,795)
Capitalization of software development costs	(3,060)	(3,072)	(12,118)	(10,589)

Free Cash Flow	$51,284	$39,721	$135,981	$104,812

MarketAxess Holdings Inc.

Volume Statistics*

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015

	Total Trading Volume
	(In millions)
	(unaudited)
U.S. high-grade—fixed-rate	$179,317	$136,015	$704,648	$549,086
U.S. high-grade—floating-rate	5,749	7,234	25,917	28,547

Total U.S. high-grade	185,066	143,249	730,565	577,633
Other credit	135,799	91,257	506,762	335,513
Liquid products	17,393	15,864	71,375	65,365

Total	$338,258	$250,370	$1,308,702	$978,511

	Average Daily Volume
	(In millions)
	(unaudited)
U.S. high-grade	$3,034	$2,310	$2,922	$2,311
Other credit	2,207	1,462	2,021	1,338
Liquid products	285	256	285	261

Total	$5,526	$4,028	$5,228	$3,910

Number of U.S. Trading Days [1]	61	62	250	250
Number of U.K. Trading Days [2]	63	64	253	253

[1]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
[2]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.

*Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a riskless principal basis between two counterparties.